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EXHIBIT 21



                                  SUBSIDIARIES OF
                           FURR'S RESTAURANT GROUP, INC.



Furr's/Bishop's Cafeterias, L.P. and Subsidiaries
Cafeteria Operators, L.P.
A Delaware limited partnership
Doing business as Furr's Cafeterias and Bishop's Buffets



Cavalcade Holdings, Inc. and Subsidiaries
Cavalcade Foods, Inc.
A Delaware corporation


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